Exhibit 10.1


                          AGREEMENT AND GENERAL RELEASE
                          -----------------------------


                  This AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the "Agreement") is made and entered into on January 28, 2005 by and between Catherine A. Papayiannis (referred to below as "You") and Carver Federal Savings Bank (referred to below as the "Company").


                              PRELIMINARY STATEMENT

                  You have agreed to resign from the Company, and consequently, Your employment with the Company is being terminated. In this regard, the Company is prepared to pay You severance benefits, but will do so only if You give up Your rights to bring or participate in certain types of lawsuits. By signing this Agreement, You will give up those rights, and the Company will agree to pay You severance benefits. By signing this Agreement, You are not, however, in any way suggesting that You have any claims against the Company. Rather, You and the Company are entering into this Agreement to finally resolve all matters between You and the Company. This Agreement was given to You on January 5, 2005.

YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS AGREEMENT. THEREFORE, YOU HAVE BEEN GIVEN A MINIMUM OF TWENTY-ONE (21) DAYS AFTER THIS AGREEMENT IS GIVEN TO YOU BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN.


                                    AGREEMENT

                  1.       You and the Company have agreed that:

                  a. Your employment with the Company shall cease effective at the close of business on January 28, 2005 ("Termination Date"). Your compensation and fringe benefits as an employee will continue through the Termination Date in accordance with the Company's customary practices. By signing this Agreement, You tender Your resignation, effective as of the Termination Date, from any and all positions that You hold as a director, officer, employee, representative or agent of the company and any and all of its direct and indirect subsidiaries and affiliates; and

                  b. In light of Your experience with and knowledge of the Company's business and operations, beginning on the day after the Termination Date and continuing through the close of business on March 31, 2005, You will be available to provide consulting services to the Company at the request of the Chief Executive Officer of the Company.

                  2. As of the Termination Date, You will receive the benefits, if any, to which You are entitled as a former employee of the Company under its various employee benefit plans and programs.

                  3. Your group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance coverage will continue for the period beginning as of the Termination Date through March 31, 2006, at the Company's expense to the same extent as if You were an active employee of the Company and for the same limits or coverage as would be applicable if You were an active employee of the Company, taking into account the coverage provided by any subsequent employer.

                  4. The Company will pay You a severance payment totaling $251,384.62 payable in bi-weekly installments in accordance with the Company's customary payroll practices for the period beginning as of the Termination Date through September 30, 2005 and thereafter a lump sum payment equal to $107,500.00 payable on or before October 15, 2005, subject in all cases to applicable withholding taxes. No payment will be made under this Paragraph 4 until after this Agreement has become irrevocable. No additional payment shall be due and payable to You under this Agreement on account of any services that You may be requested to provide under Paragraph 1.b. above.

                  5. As of the Termination Date, any and all unvested stock options and shares of stock issued to You under any stock option plan or restricted stock plan maintained by, or covering employees of, the Company, will be deemed to be 100% vested and will otherwise be subject to the terms and conditions set forth under such plans.

                  6. At Your request, the Company will pay for continuing education and/or coaching services for You. Such education and/or coaching services, if any, must be completed prior to October 1, 2005 and may not exceed an aggregate total of $6,000.

                  7. To the maximum extent permitted under Section 545.121 of the regulations of the Office of Thrift Supervision, for a period of six years following the Termination Date, the Company will cause You to be covered by and named as an insured under any policy or contract of insurance obtained by the Company to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company, which coverage will be of the same scope and on the same terms and conditions as the coverage (if any) provided to active officers or directors of the Company.

                  8. You hereby agree that You, on behalf of Yourself and also on behalf of any other person or persons claiming or deriving a right from You, unconditionally and irrevocably forever release and discharge the Company and its agents, servants, employees, directors, officers, affiliates and/or subsidiaries, and any agents, servants, employees, directors and/or officers of all such affiliates and/or subsidiaries and their respective heirs, successors and assigns ("the Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action ("Claims") which You now have, or ever have had, arising out of Your employment by, or termination of employment with, the Company, up to and including the date on which You sign this Agreement, whether arising in equity or pursuant to any law, rule or regulation, including any Claims of which You are not aware or do not suspect to exist as of the date on which You sign this

Agreement, except with respect to such obligations of the Company to You pursuant to the terms of this Agreement.

                  9. The release contained in Paragraph 8 of this Agreement includes, but is not limited to, any Claims that You (or any person or persons claiming or deriving a right from You) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, Executive Orders Nos. 11246 and 11141, and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney's fees. YOU UNDERSTAND THAT BY SIGNING THIS RELEASE, YOU ARE GIVING UP ALL RIGHTS THAT YOU HAVE UNDER THESE AND OTHER LAWS.

                  10.      You acknowledge that:

                  a. (i) the payments and/or benefits provided in Paragraphs 3 though 7 of this Agreement are in consideration for the releases made by You in Paragraphs 8 and 9 of this Agreement and are in addition to what You are otherwise entitled from the Company and (ii) You would not receive such payments and/or benefits except for Your execution of this Agreement and the fulfillment of the promises contained herein;

                  b. You have been advised to consult an attorney before signing this Agreement and have been afforded the opportunity to do so;

                  c. You have had the opportunity to consider this Agreement for at least 21 days;

                  d. You have read this Agreement in its entirety, understand its terms, and knowingly and voluntarily consent to its terms and conditions; and

                  e. the releases made by You in Paragraphs 8 and 9 of this Agreement are made knowingly and voluntarily, and without coercion by the Company or any of the Releasees.

                  11. You hereby covenant and agree that, for a period of six months following the Termination Date, You will not, without the written consent of the Company, which shall not be unreasonably withheld if it will not materially injure the Company, become an officer, employee, consultant, director or trustee of any entity or any direct or indirect subsidiary or affiliate of any such entity, that directly competes with the Company or any of its subsidiaries or affiliates (as reasonably determined by the Company) as of the Termination Date in any city, town or county in which the Company has an office or has filed an application for regulatory approval to establish an office as of the Termination Date.

                  12. You hereby covenant and agree that You will keep confidential and will refrain from using for the benefit of Yourself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information (including, but not limited to, plans, customer lists and business proposals) obtained from the Company, or from its parent or subsidiaries, in the course of Your employment with any of them concerning their properties, operations, business or proposed business plans (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of Your own) until the same ceases to be material (or becomes ascertainable or available); PROVIDED, HOWEVER, that nothing in this Paragraph 12 will prevent You, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, examination, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

                  13. The Company agrees that it will make no disclosures concerning Your employment or other information regarding You except for confirming employment, job title, dates of service and rate of pay, plus additional information as, and only as, required pursuant to subpoena or otherwise required by law. The Company shall make no other disclosures concerning Your employment or other information regarding You, except that, if you request a letter of recommendation from the Chief Executive Officer of the Company, the Chief Executive Officer will consider Your request in good faith and provide an appropriate letter of recommendation. You agree not to make any statement or other communication (whether oral or in writing) that You intend, or that a reasonable person would infer, to be derogatory or disparaging of the Company or any of the Releasees. You further understand and agree that You shall not hereafter contact or communicate with employees of the Company or former employees of the Company regarding the subject matter of this Agreement and will not join in, facilitate or otherwise participate in any action, proceeding or investigation against the Company. To the extent provided by law, You will not be prohibited from filing, or participating in claims filed, with the Equal Employment Opportunity Commission. Notwithstanding anything in this Paragraph 13 to the contrary, You and the Company agree that the Company will issue a press release, which shall be substantially in the form attached to this Agreement, and will otherwise make such disclosures regarding Your resignation and the terms of this Agreement in compliance with the federal securities laws to which the Company is subject, including filing this Agreement as an exhibit to the Company's periodic and current reports under such federal securities laws.

                  14. This Agreement constitutes the entire understanding between the parties, and supersedes any and all prior understandings and agreements between the parties.

                  15. The parties acknowledge that no representations, promises, consideration or inducements have been made by the Company or by any of the Releasees to You other than what is contained in this Agreement.

                  16. This Agreement may not be modified except by a writing signed by all parties.

                  17. The parties acknowledge that this Agreement does not constitute or imply any admission of liability by the Company, or by any of the Releasees, to You or to anyone deriving or claiming a right through You or on Your behalf.

                  18. This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York. If any provision in this Agreement is declared or determined by any court to be illegal, void, or unenforceable, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability or validity of any other provisions in this Agreement.

                  19. By signing this Agreement, You promise that You will not file any Claims, or assist in the Claims of others, against the Company. If You break this promise by bringing, participating or assisting in a lawsuit filed under the Age Discrimination in Employment Act of 1967, as amended, or in administrative proceeding with the Equal Employment Opportunity Commission or any state or local government agency serving as a referral agency for the Equal Employment Opportunity Commission, then in addition to any other remedies that may be available to the Company:

                  a. if You prevail in such a proceeding, any award that You are entitled to receive as a result of such proceeding may be reduced by the amounts payable to You under this Agreement; and

                  b. if You do not prevail, a court may order You to pay the Company damages, including attorneys' fees in certain cases (for example, if the court finds that You have acted in bad faith).

                  If You violate this Agreement by filing, participating in or assisting in any other type of lawsuit or agency proceeding, You agree to the issuance of a temporary restraining order and/or an injunction as an appropriate remedy, that You will not contest the entry of such an order or injunction once a violation shown, and that the Company will have the right to seek other damages, including but not limited to the termination of its obligations to provide future monetary payments and/or benefits under this Agreement, the repayment of money and/or benefits already provided, and attorneys fees and costs.

                  20. The parties acknowledge that this Agreement will become effective and irrevocable on the EIGHTH day following the day it is signed by You and delivered by You to the Company (whichever is later) and only if it is delivered by You to the Company no later than the close of business on February 7, 2005. You may revoke this Agreement at any time prior to its effective date by giving written notice of revocation to the Company.

                  21. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first herein written.


                                            CARVER FEDERAL SAVINGS BANK


/s/ Catherine  A. Papayiannis               By: /s/ Deborah C. Wright
-------------------------------------          ---------------------------------
Catherine  A. Papayiannis                      Name:  Deborah C. Wright
                                               Title: President and CEO

January 28, 2005
-----------------
Date



                      [Press Release Intentionally Omitted]